Exhibit 99.1

For Release:	IMMEDIATELY

Contact:	Mark Sirgo, Pharm.D.	Leonardo Zangani
	President and Chief Operating Officer	L.G. Zangani, LLC
	(919) 653-5160	(908) 788-9660

NEWS RELEASE

Sirgo Appointed President of BDSI

Newark, New Jersey/Morrisville, North Carolina — January 31, 2005 — BioDelivery Sciences International, Inc. (Nasdaq:BDSI, BDSIW) announced today that, effective immediately, Mark A. Sirgo, PharmD. has been appointed by the company’s Board of Directors to the position of President. Dr. Sirgo will retain his position of Chief Operating Officer, a position to which he was appointed in September 2004.

Dr. Sirgo joined BDSI in August 2004 as Senior Vice President of Commercialization and Corporate Development following BDSI’s acquisition of Arius Pharmaceuticals, Inc. Dr. Francis E. O’Donnell, Jr. will retain his present positions of Chairman of the Board and Chief Executive Officer of BDSI but will relinquish the title of President. Raphael J. Mannino, Ph.D. will remain in the position of Executive Vice President, Chief Scientific Officer and Director of BDSI.

As President, Dr. Sirgo will directly oversee all of BDSI’s day-to-day operational functions. In addition, he will continue, along with Andrew L. Finn, PharmD., who also joined BDSI from Arius, to spearhead the development and commercialization of BDSI’s licensed BEMA™ technology for the buccal, or mouth membrane, delivery of pharmaceuticals. Dr. Sirgo will continue to be based in Research Triangle Park, North Carolina. Dr. Mannino will continue to have direct responsibility for managing BDSI’s principal research facility in Newark, New Jersey. Dr. Mannino will also continue to be primarily responsible for the development and commercialization of BDSI’s licensed Bioral™ drug delivery technology and will collaborate on the development and commercialization of the BEMA™ technology, as well as all other scientific initiatives of the company.

Dr. O’Donnell stated, “In promoting Dr. Sirgo to President, our board is both acknowledging the outstanding contributions that he has made to our company in a relatively short period of time and also seeking to leverage his considerable managerial and scientific capabilities to help position BDSI for its next positive phase of development into a leading specialty pharmaceuticals company. All of us at BDSI are looking forward to continuing our work with Dr. Sirgo.”

Dr. Sirgo stated, “I want to thank the board for its vote of confidence. I am honored to have been given the opportunity to help lead an outstanding team of scientists and managers, and I am looking forward to continuing working with BDSI’s excellent executive management team.”

BioDelivery Sciences International, Inc. is a specialty biopharmaceutical company that is exploiting its licensed and partner-owned patented drug delivery technologies to develop and commercialize clinically-significant new formulations of proven therapeutics, nutraceuticals and micronutrients. The company’s drug delivery technologies include: (i) the patented Bioral™ nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA™ (transmucosal or mouth) drug delivery technology being developed by the company’s Arius Pharmaceuticals subsidiary with a focus on “acute” treatment opportunities such as nausea, vomiting and pain. The company’s principal laboratory and offices are located in Newark, New Jersey, and the company also has offices in Research Triangle Park, North Carolina.

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.